Exhibit 99.1

             Collectors Universe Exits Retail Coin Sales Business

    NEWPORT BEACH, Calif., Mar. 1 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), the leading provider of value-added grading and authentication services to dealers and collectors of high-end collectibles, today announced that in line with its strategy to focus strictly on its grading and authentication business, the Company has terminated its license agreement to operate David Hall Rare Coins (DHRC) effective March 1, 2004.
    Commenting on the decision, Chief Executive Officer Michael Haynes stated, "This action, which ends our involvement in the retail coin sales business, is the next step in the execution of our strategy to reposition the company and return our focus to our core competency as the leading grader and authenticator of high-end collectibles. With this action, we no longer have any continuing equity interest in any numismatic business that buys or sells coins, which will enable management to focus completely on our thriving coin authentication and grading business."
    The license arrangement between the Company and David Hall Rare Coins and Collectibles (DHRCC), which was formalized in April 2003, has been in effect since June 2000. DHRCC had operated that business for more than 20 years prior to the commencement of that arrangement. DHRCC is owned by David Hall and Van Simmons, who are shareholders and directors of Collectors Universe. Mr. Hall also is President of Collectors Universe. The decision to terminate the license agreement was approved by the disinterested members of the Collectors Universe's Board of Directors.
    Pursuant to that agreement, Collectors Universe had the right to use customer names, software and trade names owned by DHRCC, in return for a license fee that was payable by the Company to DHRCC based on DHRC's pretax income generated from sales of coins to those customers. The termination of the license agreement returns the customer names, software and other intangibles to DHRCC without restriction. All of DHRC's inventory and receivables are being retained by Collectors Universe. The Company plans to collect the receivables and sell the inventory in the ordinary course, which is expected to generate approximately $1.7 million of cash for Collectors Universe.
    DHRC's net revenues in fiscal year 2003 were $12.6 million, which represented 39% of the discontinued commerce segment's net revenue and 24% of Collectors Universe's total fiscal 2003 net revenues. However, like the other collectibles sales businesses that the Company had operated, DHRC failed to generate the returns on investment that, in Collectors Universe's view, merited continued ownership of that business, particularly when compared to the returns that the Company believes it can generate from reinvesting the cash that will become available as a result of this action in the growth and expansion of its grading and authentication businesses.

    About Collectors Universe
    Collectors Universe, Inc. is the leading provider of essential services to the high-end collectibles market. The Collectors Universe brands, which include PCGS(R) and PSA(TM), are among the strongest and best known in their respective markets. The Company grades and authenticates collectible coins, sportscards, stamps, and autographs. This information is accessible to collectors and dealers at the Company's web site, www.collectors.com, and is also published in print.

    Forward-Looking Statements
    This news release contains statements regarding our expectations about our future financial performance that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Our actual results in the future may differ, possibly materially, from our current expectations as set forth in the forward looking statements contained in this release due to a number of risks and uncertainties. Those risks and uncertainties include, but are not limited to: changes in general economic conditions, and changes in conditions in the collectibles markets in which we operate, such as a possible decline in the popularity of some high-end collectibles, either of which could reduce the volume of grading submissions and, therefore, the grading fees we generate potential losses on owned collectible merchandise or the need to adjust these inventories to fair market value through inventory write downs; our dependence on a limited number of key management personnel the loss of any of which could adversely affect future financial performance; and seasonality and potential fluctuations in quarterly operating results and quarterly cash flows. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, as filed with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this news release, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. In addition, although we believe that our strategy to exit the commerce segment of our business and focus substantially all of our resources on our grading and services segment will better enable us to achieve improvements in the profitability, there is no assurance that our strategy will prove to be successful. Among other things, one consequence of our strategy is that there will be a significant decline in our revenues. As a result, our profitability will suffer if we are unable to reduce our general and administrative expenses to bring them in line with our lower revenue base. Also, there is a practical limit on the amount by which expenses can be reduced as a means of improving profitability. As a result, our success in the future will depend as well on our ability to achieve internal growth in our grading businesses and to find and take advantage of opportunities to acquire other businesses that provide value added services to the collectibles markets. There is no assurance that we will be able to achieve such growth and growth by acquisition presents a number of risks including an inability to integrate newly acquired businesses into existing operations successfully.

SOURCE  Collectors Universe, Inc.
    -0-                             03/01/2004
    /CONTACT: Michael Lewis, Chief Financial Officer of Collectors Universe, Inc., +1-949-567-1375, lewism@collectors.com; or Brandi Piacente,
Investor/Analyst Information, of Financial Relations Board, +1-415-248-3430, bpiacente@financialrelationsboard.com, for Collectors Universe, Inc./
    /Web site:  http://www.collectors.com /
    (CLCT)

CO:  Collectors Universe, Inc.; David Hall Rare Coins and Collectibles
ST:  California
IN:  ENT MLM REA
SU:  LIC